UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2017

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
1-1822	Laclede Gas Company 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 25, 2017, Laclede Gas Company (the “Company”) entered into a Precedent Agreement with Spire STL Pipeline LLC (“STL Pipeline”) under which STL Pipeline will provide natural gas transmission services to the Company for a term of twenty years upon completion of the construction of a new pipeline in Eastern Missouri (the “Precedent Agreement”). STL Pipeline is a wholly owned subsidiary of Spire Inc., the parent company of the Company. The Precedent Agreement specifies that STL Pipeline plans to develop, permit, construct, own, operate and maintain a new interstate natural gas pipeline comprising (1) approximately 59 miles of greenfield 24-inch diameter pipeline and appurtenant facilities (the “New Pipeline”), with an expected capacity of 400,000 dekatherms of natural gas per day, extending from an interconnection with the Rockies Express Pipeline, LLC in Scott County, Illinois through Greene and Jersey Counties, Illinois and St. Charles and St. Louis Counties in Missouri to its terminus at the interconnection with Line 880 (defined below) and (2) an approximately seven-mile length of existing 20-inch diameter pipeline to be acquired by STL Pipeline from the Company, which terminates at the interconnection with Enable Mississippi River Transmission, LLC in St. Louis County, Missouri (“Line 880” and together with the New Pipeline, the “Project Facilities”).
The Precedent Agreement provides that upon satisfaction of certain conditions, the Company and STL Pipeline will execute a firm transportation service agreement (“Service Agreement”) for a maximum daily transportation quantity of 350,000 dekatherms per day (“Dth/d”) to be effective on the service commencement date of the Project Facilities. The service commencement date is currently projected to occur in November 2018. The Service Agreement shall, among other things, provide for: (i) the maximum daily transportation quantity of Dth/d as described above; (ii) a term of twenty (20) years; and (iii) the Company’s possession of two unilateral consecutive five-year extension rights.
The Company and STL Pipeline are proceeding with obtaining the necessary governmental and regulatory approvals associated with the Project Facilities, including, but not limited to, approval by the Federal Energy Regulatory Commission (“FERC”), as well as all other authorizations and exemptions necessary to construct, own, operate, and maintain the Project Facilities and to meet the other obligations specified in the Precedent Agreement.
Commencement of service under the Service Agreement and STL Pipeline’s and the Company’s rights and obligations under the Service Agreement will be collectively subject to the satisfaction of the following conditions:
(1)STL Pipeline’s determination, by the date that is ninety days after the Notice to Proceed is issued by FERC, that the Project Facilities remain economically viable;
(2)Issuance of the FERC authorizations and all other governmental authorizations necessary for STL Pipeline to commence construction by September 30, 2019;
(3)Receipt by STL Pipeline of all necessary rights-of-way, easements, other real property rights, and permits for the Project Facilities in form and substance acceptable to STL Pipeline;
(4)The Company’s continuous satisfaction of certain creditworthiness requirements;
(5)Submission by STL Pipeline of its application to FERC for the certificate of public convenience and necessity by January 31, 2018; and
(6)Commencement by STL Pipeline of construction of the Project Facilities by November 30, 2019.
The Company and STL Pipeline have agreed to a negotiated reservation rate below the proposed recourse rate, as is customary for foundation shippers on interstate pipelines. This reservation rate is subject to a capped increase if the capital costs of the Project Facilities exceed current estimates.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Laclede Gas Company
Date: January 30, 2017	By:	/s/ Steven P. Rasche
Steven P. Rasche Chief Financial Officer